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                                Exhibit 16 (a)

                 [LETTERHEAD OF PEAT MARWICK LLP APPEARS HERE]



                                March 10, 1997



Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Newnan Savings Bank, FSB and subsidiaries and, under the date of May 3, 1996, we reported on the consolidated financial statements of Newnan Savings Bank, FSB and subsidiaries as of and for the years ended March 31, 1996 and 1995. Subsequent to May 3, 1996, Newnan Savings Bank, FSB and subsidiaries was merged with and into a newly formed holding company, Newnan Holdings, Inc., pursuant to a Plan of Reorganization as described in a registration statement filed in July 1996. Newnan Holdings, Inc. subsequently changed its name to First Citizens Corporation, with Newnan Savings Bank, FSB remaining as a wholly owned subsidiary. On March 4, 1997 our appointment as principal accountants of Newnan Savings Bank, FSB and subsidiaries was terminated. We have read First Citizens Corporation's statements included under item 4 of its Form 8-K dated March 4, 1997 and we agree with such statements, except that we are not in a position to agree or disagree with First Citizens Corporation's statements under item 3 and the statements in the first paragraph regarding new independent accountants.


                                                  Very truly yours,

                                                  /s/ KPMG Peat Marwick LLP